Exhibit 99.1

	Company Contact:	Manny Marrero
Chief Financial Officer
(310) 460-0050

FOR IMMEDIATE RELEASE
	Investor Relations:	Chad A. Jacobs
Integrated Corporate Relations
(203) 222-9013

MOSSIMO, INC. REPORTS SECOND QUARTER FISCAL 2003 RESULTS

Santa Monica, California, August 12, 2003–Mossimo, Inc. (NASDAQ: MOSS) today announced financial results for the second quarter ended June 30, 2003.

Mossimo, Inc. reported second quarter 2003 revenue of $6.9 million compared to $7.4 million for the same period last year. Included in the 2002 revenue was non-recurring revenue of $1.5 million, which had been previously deferred by the Company pending the results of a royalty audit that was completed last year. Excluding the non-recurring revenue, the Company reported a 16% increase in revenue in the second quarter of 2003 compared to 2002. The Company also reported second quarter 2003 net earnings of $1.8 million, compared to $3.7 million for the same period last year, and diluted earnings per share were $0.12 compared to $0.23 for the same period last year. The non-recurring revenue increased the second quarter 2002 net earnings by $600,000, or $0.04 per diluted share. Recurring pre-tax net earnings were $3.1 million, or $0.20 per diluted share in the second quarter of 2003, compared to recurring pre-tax net earnings of $3.1 million, or $0.19 per diluted share in the second quarter of 2002.

Revenues for the six months ended June 30, 2003 were $12.7 million compared to $13.0 million in the same period last year, which also included the $1.5 million of non-recurring revenue recognized last year. The Company reported net earnings for the six months ended June 30, 2003 of $3.2 million, or $0.21 earnings per diluted share, compared to net earnings of $6.7 million, or $0.43 earnings per diluted share for the six months ended June 30, 2002. The non-recurring revenue also increased the first six montshs net earnings by $600,000, or $0.04 per diluted share in 2002. Recurring pre-tax net earnings were $5.4 million, or $0.34 per diluted share in the first six-months of 2003 compared to recurring pre-tax net earnings of $6.1 million, or $0.39 per diluted share in the first six-months of 2002.

The Company is now reporting income tax expense for book purposes after having recorded a deferred tax asset as of December 31, 2002 to recognize the income tax benefit of previous net operating losses. In accordance with FAS – 109, the income tax expense for book purposes is based on the blended effective rate for federal and state taxes of approximately 40%. While this income tax expense reduces net earnings, it is important to note that no cash taxes are expected to be paid, other than alternative minimum tax (AMT) and certain local and state taxes, if any, until the tax credits have been fully utilized.

Mossimo Giannulli, Chairman and Chief Executive Officer of Mossimo, Inc commented, “We were pleased with the performance of Mossimo branded product at both Target and Zellers during the period, which drove our 16% year-over-year increase in recurring revenue and allowed us to report pre-tax net earnings that were slightly ahead of expectations. Our results underscore the ongoing strength of the Mossimo brand in our core apparel and accessory categories along with positive reaction to new product extensions such as our home products in Canada introduced earlier this year.”

“Our solid results for the first half of fiscal 2003 bodes well for the remainder of the year,” concluded Mr. Giannulli. “We remain dedicated to capitalizing on the opportunities that we have created while executing a strategy that results in long term growth and increased shareholder value.”

In March 2000, the Company entered into a major, multi-product trademark license and design services agreement with Target Corporation (NYSE: TGT).  As a result of the Target Agreement, the Company now operates as a licensor and a design studio, and no longer manufactures, sources or directly markets its products. Accordingly, the Company’s revenue base in 2003 and 2002 is comprised of license royalties and design service fees, rather than net sales of apparel products and accessories as in prior years.

Founded in 1987, Mossimo, Inc. is a designer and licensor of men’s, women’s, boy’s and girl’s apparel, footwear, and other fashion accessories such as jewelry, watches, handbags, belts and hair care products.

The matters discussed in this news release with respect to operations and future results, and the benefits thereof, are forward looking statements that involve risks and uncertainties, including the demand for the Company’s products in Target and Hudson’s Bay Company stores which have not traditionally sold the Company’s products, changes in consumer demands and preferences, shifting trends in the overall retail and apparel market, competition from other lines, changes in consumer spending patterns and general economic conditions, and uncertainties generally associated with product introductions and apparel retailing.  Forward looking statements are not guarantees and involve known and unknown risks and uncertainties, any of which could cause actual results to vary materially from anticipated results. Operating results for this quarter are not necessarily indicative of results that may be expected in future quarters or the entire year.  More information on risk factors, which could affect the Company’s financial results, is included in the Company’s Forms 10-K and 10Q, filed with the S.E.C.

(Tables to Follow)

MOSSIMO, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share data)

Unaudited

	June 30, 2003	December 31, 2002

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,754	$7,786
Restricted cash	4,585	—
Accounts receivable	4,550	1,926
Deferred income taxes	3,000	3,000
Prepaid expenses and other current assets	435	124
Total current assets	18,324	12,836

PROPERTY AND EQUIPMENT, net	537	608
DEFERRED INCOME TAXES	4,840	7,000
OTHER ASSETS	37	92
	$23,738	$20,536

LIABILITIES AND STOCKHOLDERS’ EQUTY

CURRENT LIABILITIES:
Loan payable	$—	$1,066
Accounts payable	699	741
Accrued liabilities	896	1,332
Accrued commission	4,355	2,661
Accrued bonuses	1,038	1,065
Total current liabilities	6,988	6,865

LONG-TERM ACCOUNTS PAYABLE, net of current portion	—	191

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $.001; authorized shares 3,000,000; no shares issued or outstanding	—	—
Common stock, par value $.001; authorized shares 30,000,000; issued and outstanding 15,493,442 – June 30, 2003 and 15,488,042 – December 31, 2002	15	15
Additional paid-in capital	38,824	38,797
Accumulated deficit	(22,089)	(25,332)
Net stockholders’ equity	16,750	13,480
	$23,738	$20,536

MOSSIMO, INC.

CONDENSED STATEMENTS OF EARNINGS

(In thousands, except per share data)

Unaudited

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

REVENUE FROM LICENSE ROYALTIES AND DESIGN SERVICE FEES	$6,858	$7,404	$12,726	$12,994

OPERATING EXPENSES:
Selling, general and administrative	3,774	3,652	7,300	6,079

Operating earnings	3,084	3,752	5,426	6,915

OTHER EXPENSE:
Interest expense, net	9	98	23	219

Earnings before income taxes	3,075	3,654	5,403	6,696

Provision for income taxes	1,230	—	2,160	—

Net earnings	$1,845	$3,654	$3,243	$6,696

Earnings per common share:
Basic	$0.12	$0.24	$0.21	$0.44

Diluted	$0.12	$0.23	$0.21	$0.43

Weighted average common shares outstanding:

Basic	15,493	15,380	15,491	15,360

Diluted	15,643	15,743	15,707	15,655